Exhibit 3

Forward looking information
This presentation contains certain forward-looking statements and information relating to CEMEX, S.A.B. de C.V. and its subsidiaries (collectively, “CEMEX”) that are based on its knowledge of present facts, expectations and projections, circumstances and assumptions about future events. Many factors could cause the actual results, performance or achievements of CEMEX to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, the global financial crisis, changes in general economic, political, governmental, and business conditions globally and in the countries in which CEMEX operates, CEMEX’s ability to comply with the terms and obligations of the financing agreement entered into with major creditors, changes in interest rates, changes in inflation rates, changes in exchange rates, the cyclical activity of construction sector generally, changes in cement demand and prices, CEMEX’s ability to benefit from government economic stimulus plans, changes in raw material and energy prices, changes in business strategy, changes in the prevailing regulatory framework, natural disasters and other unforeseen events and various other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or targeted. Forward-looking statements are made as of the date hereof, and CEMEX does not intend, nor is it obligated, to update these forward-
looking statements, whether as a result of new information, future events or otherwise.
UNLESS OTHERWISE NOTED, ALL FIGURES ARE PRESENTED IN DOLLARS,
BASED ON OUR MEXICAN FRS FINANCIAL STATEMENTS
Copyright CEMEX, S.A.B. de C.V. and its subsidiaries.

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2Q10 RESULTS
2Q10 RESULTS
July 2010
July 2010

2Q10 messages
▪ Deleveraging continues to be the focus of our financial strategy
▪ Despite the impact of the current debt crisis in Europe, we still believe that economic conditions in most of our markets have stabilized and /
 or bottomed out; despite this, visibility is still not where we would like it to be
▪ We expect to be in compliance with our financial covenants

2Q10 results highlights
	January - June				Second Quarter
	2010	2009	% var	l-t-l % var	2010	2009	% var	l-t-l % var
Net sales	6,804	7,243	(6%)	(9%)	3,762	3,877	(3%)	(2%)
Gross profit	1,948	2,156	(10%)	(14%)	1,128	1,196	(6%)	(6%)
Operating income	443	678	(35%)	(42%)	295	383	(23%)	(27%)
Operating EBITDA	1,179	1,425	(17%)	(22%)	664	762	(13%)	(14%)
Free cash flow after maintenance capex	16	560	(97%)		187	456	(59%)
Millions of US dollars

▪ Infrastructure and housing were the main drivers of demand for our products in the quarter
▪ We believe that the second half of the year will continue to show operating EBITDA growth and recovery, though potentially at a slower pace than originally expected

Ready mix	Volume (l-t-l1)	(10%)	(5%)	26%
	Price (USD)	(4%)	(6%)	(4%)
	Price (l-t-l1)	(5%)	(4%)	0%
Aggregates	Volume (l-t-l1)	(6%)	(2%)	33%
	Price (USD)	0%	(2%)	(4%)
	Price (l-t-l1)	0%	1%	0%
		6M10 vs. 6M09	2Q10 vs. 2Q09	2Q10 vs. 1Q10
Domestic gray cement	Volume (l-t-l1)	(4%)	(1%)	21%
	Price (USD)	1%	(2%)	(3%)
	Price (l-t-l1)	(1%)	(3%)	(1%)

Consolidated volumes and prices
1 Like-to-like prices adjusted for investments/divestments and, in the case of prices, foreign-exchange fluctuations

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REGIONAL
HIGHLIGHTS
REGIONAL
HIGHLIGHTS
July 2010
July 2010

Mexico
	6M10	6M09	% var	l-t-l % var	2Q10	2Q09	% var	l-t-l % var
Net Sales	1,665	1,624	3%	(6%)	923	853	8%	3%
Op. EBITDA	579	613	(5%)	(14%)	321	326	(2%)	(6%)
% sales	34.8%	37.7%	(2.9pp)		34.8%	38.3%	(3.5pp)
Volume	6M10 vs. 6M09	2Q10 vs. 2Q09	2Q10 vs. 1Q10
Cement	(8%)	(5%)	13%
Ready mix	(16%)	(10%)	11%
Aggregates	(13%)	(12%)	14%
Price (LC)	6M10 vs. 6M09	2Q10 vs. 2Q09	2Q10 vs. 1Q10
Cement	(1%)	0%	1%
Ready mix	1%	3%	3%
Aggregates	12%	14%	3%

 ▪ Construction during the first half of
 2009 was strong, driven by special
 government programs, making a
 difficult comparison this year
 ▪ Even though total investment in
 infrastructure is expected to drop by
 about 1%, we expect investment in
 cement-intensive projects will drop by
 about 17%, from a high level last year
 ▪ Investment in the residential sector
 expected to decrease slightly during the
 year
 ▪ Industrial and commercial sector
 expected to show mid-single-digit
 growth in 2010
Millions of
US dollars

United States
	6M10	6M09	% var	l-t-l % var	2Q10	2Q09	% var	l-t-l % var
Net Sales	1,236	1,472	(16%)	(16%)	684	746	(8%)	(8%)
Op. EBITDA	(7)	102	N/A	N/A	17	70	(76%)	(76%)
% sales	(0.6%)	6.9%	N/A		2.4%	9.4%	(7.0pp)
Volume	6M10 vs. 6M09	2Q10 vs. 2Q09	2Q10 vs. 1Q10
Cement	(1%)	8%	31%
Ready mix	(6%)	3%	16%
Aggregates	(6%)	(2%)	17%
Price (LC)	6M10 vs. 6M09	2Q10 vs. 2Q09	2Q10 vs. 1Q10
Cement	(8%)	(7%)	(2%)
Ready mix	(14%)	(13%)	(2%)
Aggregates	(4%)	(1%)	0%

▪ Volumes in the second quarter showed
 the first year-over-year increase since
 1Q06; aggregates volumes on a like-to-
 like basis for the ongoing operations
 increased by 3% for the quarter and
 decreased by 2% year to date
▪ Weak housing data following the
 expiration of the homebuyer tax credit;
 housing starts expected to increase
 from last year’s level
▪ Contract awards for streets and
 highways up 3% year over year in real
 terms through June driven in part by
 ARRA funds; as of May, SAFETEA-LU
 funds pending obligation before
 September 30 totaled about US$24B
Millions of
US dollars

Europe
	6M10	6M09	% var	l-t-l % var	2Q10	2Q09	% var	l-t-l % var
Net Sales	2,274	2,522	(10%)	(10%)	1,311	1,464	(10%)	(4%)
Op. EBITDA	163	241	(32%)	(32%)	158	204	(22%)	(16%)
% sales	7.2%	9.5%	(2.3pp)		12.0%	13.9%	(1.9pp)
Volume	6M10 vs. 6M09	2Q10 vs. 2Q09	2Q10 vs. 1Q10
Cement	(13%)	(6%)	64%
Ready mix	(10%)	(4%)	51%
Aggregates	(9%)	(4%)	58%

Price (LC)1	6M10 vs. 6M09	2Q10 vs. 2Q09	2Q10 vs. 1Q10
Cement	(5%)	(5%)	(4%)
Ready mix	(2%)	(2%)	(4%)
Aggregates	2%	1%	(6%)
1 Volume-weighted, local-currency average prices
▪ Positive volume growth in the region
 partially offset by continued weak
 volumes in Spain and heavy rains and
 floods in Poland during the quarter
▪ In most countries in the region,
 infrastructure continues to be the main
 driver for volume demand
▪ Some leading indicators have
 weakened in response to the debt crisis
 in the region
▪ Impact of debt crisis on individual
 countries will depend on their
 underlying conditions; Germany, UK,
 France, and Poland expected to have
 positive volume growth in the year
Millions of
US dollars

South/Central America and the Caribbean
	6M10	6M09	% var	l-t-l % var	2Q10	2Q09	% var	l-t-l % var
Net Sales	712	728	(2%)	(9%)	360	375	(4%)	(8%)
Op. EBITDA	254	261	(3%)	(10%)	128	128	(0%)	(5%)
% sales	35.7%	35.9%	(0.2pp)		35.6%	34.2%	1.4pp
Volume	6M10 vs. 6M09	2Q10 vs. 2Q09	2Q10 vs. 1Q10
Cement	(1%)	(2%)	1%
Ready mix	(8%)	(6%)	1%
Aggregates	3%	20%	20%

Price (LC)1	6M10 vs. 6M09	2Q10 vs. 2Q09	2Q10 vs. 1Q10
Cement	(3%)	(3%)	(0%)
Ready mix	(9%)	(8%)	(1%)
Aggregates	(10%)	(5%)	3%
1 Volume-weighted, local-currency average prices
▪ Cement volume during the quarter
 mainly driven by operations in Colombia
▪ In Colombia, the expectations after the
 recent presidential election are positive;
 the recently elected government has
 been very vocal in its support of the
 housing sector to face the current
 housing deficit in the country
▪ Domestic gray cement volume for the
 region is expected to remain flat during
 the year
Millions of
US dollars

Africa and Middle East
	6M10	6M09	% var	l-t-l % var	2Q10	2Q09	% var	l-t-l % var
Net Sales	525	532	(1%)	(4%)	262	267	(2%)	(4%)
Op. EBITDA	172	178	(3%)	(5%)	88	90	(2%)	(2%)
% sales	32.7%	33.4%	(0.7pp)		33.8%	33.6%	0.2pp
Volume	6M10 vs. 6M09	2Q10 vs. 2Q09	2Q10 vs. 1Q10
Cement	0%	(1%)	1%
Ready mix	(8%)	(6%)	4%
Aggregates	12%	10%	2%

Price (LC)1	6M10 vs. 6M09	2Q10 vs. 2Q09	2Q10 vs. 1Q10
Cement	5%	4%	1%
Ready mix	(15%)	(13%)	(2%)
Aggregates	2%	2%	(1%)
1 Volume-weighted, local-currency average prices
▪ In the region, year-over-year growth in
 cement volume in Egypt was offset by a
 volume decline in the UAE
▪ In Egypt, infrastructure and informal
 housing will continue to be the main
 drivers of cement consumption.
▪ Egyptian government focusing on public
 -private partnerships to speed up
 infrastructure in areas such as roads,
 railways, ports, hospitals, and
 wastewater treatment
Millions of
US dollars

Asia
	6M10	6M09	% var	l-t-l % var	2Q10	2Q09	% var	l-t-l % var
Net Sales	266	238	12%	7%	142	121	17%	12%
Op. EBITDA	73	61	19%	14%	40	33	21%	16%
% sales	27.4%	25.8%	1.6pp		28.3%	27.4%	0.9pp
Volume	6M10 vs. 6M09	2Q10 vs. 2Q09	2Q10 vs. 1Q10
Cement	22%	23%	6%
Ready mix	(10%)	(15%)	21%
Aggregates	1%	(5%)	16%

Price (LC)1	6M10 vs. 6M09	2Q10 vs. 2Q09	2Q10 vs. 1Q10
Cement	0%	2%	2%
Ready mix	(0%)	2%	1%
Aggregates	8%	8%	(3%)
1 Volume-weighted, local-currency average prices
▪ Quarterly increase in cement volumes
 in the region, driven mainly by growth in
 the Philippines
▪ In the Philippines, construction
 spending is expected to continue to be
 strong following a new wave of
 optimism after the elections
▪ The housing sector in the Philippines is
 expected to continue to be supported
 by increased remittances
Millions of
US dollars

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2Q10 RESULTS
2Q10 RESULTS
July 2010
July 2010

Operating EBITDA, cost of sales and SG&A
	January - June				Second Quarter
	2010	2009	% var	l-t-l % var	2010	2009	% var	l-t-l % var
Net sales	6,804	7,243	(6%)	(9%)	3,762	3,877	(3%)	(2%)
Operating EBITDA	1,179	1,425	(17%)	(22%)	664	762	(13%)	(14%)
% sales	17.3%	19.7%	(2.4pp)		17.7%	19.6%	(1.9pp)
Cost of sales	4,856	5,088	(5%)		2,634	2,681	(2%)
% sales	71.4%	70.2%	1.2pp		70.0%	69.2%	0.8pp
SG&A	1,505	1,477	2%		834	813	3%
% sales	22.1%	20.4%	1.7pp		22.2%	21.0%	1.2pp

▪ Performance during the quarter was affected by declining volumes in some of our markets and weaker prices, especially in the United States and Spain
▪ Increase in SG&A as a percentage of sales resulting from lesser economies of scale due to lower volumes and higher transportation costs, partially offset by savings from cost-reduction initiatives
Millions of US dollars

Free Cash Flow
	January - June			Second Quarter
	2010	2009	% var	2010	2009	% var
Operating EBITDA	1,179	1,425	(17%)	664	762	(13%)
- Net Financial Expense	542	401		267	203
- Maintenance Capex	92	87		64	46
- Change in Working Cap	376	445		48	126
- Taxes Paid	146	117		97	51
- Other Cash Items (net)	7	(69)		1	(49)
- Free cash flow D.O.	0	(116)		0	(72)
FCF after Maint Capex	16	560	(97%)	187	456	(59%)
- Expansion Capex	54	281		26	131
- Expansion Capex D.O.	0	6		0	2
Free Cash Flow	(38)	274	N/A	161	323	(50%)

D.O. = Discontinued Operations
Millions of US dollars

Other income statement items
▪ Increase in financial expenses during the quarter reflects the terms of
 Financing Agreement , as well as the substitution of bank debt with bonds issued in December and January
▪ Foreign-exchange loss for the quarter of US$101 million, due mainly to the depreciation of the euro against the US dollar
▪ Loss on financial instruments of US$43 million resulting mainly from the equity derivatives related to CEMEX and Axtel shares
▪ Other expenses, net, of US$96 million during the quarter resulting mainly from a loss in sale of assets, severance payments, and the amortization of fees related to early redemption of debt

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DEBT
INFORMATION
DEBT
INFORMATION
July 2010
July 2010

Debt-related activity in the quarter
▪ In May, we completed the exchange of a substantial portion of our perpetual debentures for new senior secured notes resulting in a reduction in net debt of US$437 million
▪ Prepayment of about US$330 million under the Financing Agreement during the quarter
▪ Early payment of about US$317 million in Certificados Bursátiles
▪ After the quarter ended, we announced an agreement to sell some non-core assets in the US to Bluegrass Materials Company for
 US$90 million

10,000
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
2010
2011
2012
2013
2014
2015
2016
2017
≥2018

US$ million
Consolidated debt maturity profile
Total debt excluding perpetual debentures as of 2Q10
US$ 16,587
Fixed Income
Financing Agreement Amortizations
Other bank / WC debt
485
358
2,367
7,853
613

1,296
1,234
622
1,759

APPENDIX
APPENDIX

Additional information on debt
and perpetual notes

	2010	2009	% Var.	2010
Total debt	16,587	19,098	(13%)	16,472
Short-term	3%	30%		5%
Long-term	97%	70%		95%
Perpetual notes	1,290	3,024	(57%)	2,986
Cash and cash equivalents	748	921	(19%)	1,467
Net debt plus perpetual notes	17,129	21,201	(19%)	17,991
Consolidated Funded Debt / EBITDA2	7.19	N/A		N/A
Interest Coverage2	2.00	N/A		N/A

U.S.
dollar
67%
Euro
23%
Mexican
peso
9%
Variable
63%
Fixed
37%
Millions of US dollars
Other
1%
1 Excluding perpetual notes.
2 Starting in the second quarter of 2010, calculated in accordance with our contractual obligations under our Financing Agreement.
Currency denomination1
Interest rate1

6M10 volume and price summary:
Selected countries
	Domestic gray cement 6M10 vs. 6M09			Ready mix 6M10 vs. 6M09			Aggregates 6M10 vs. 6M09
	Volumes	Prices (USD)	Prices (LC)	Volumes	Prices (USD)	Prices (LC)	Volumes	Prices (USD)	Prices (LC)
Mexico	(8%)	9%	(1%)	(16%)	11%	1%	(13%)	22%	12%
U.S.	(1%)	(8%)	(8%)	(6%)	(14%)	(14%)	(6%)	(4%)	(4%)
Spain	(27%)	(8%)	(6%)	(25%)	(10%)	(8%)	(11%)	(2%)	0%
UK	(1%)	(5%)	(5%)	(8%)	(5%)	(6%)	(2%)	(5%)	(6%)
France	N/A	N/A	N/A	(6%)	(4%)	(1%)	(8%)	1%	3%
Germany	(5%)	(3%)	2%	(11%)	(5%)	(1%)	(10%)	2%	7%
Poland	(7%)	0%	(6%)	10%	(8%)	(14%)	4%	(3%)	(8%)
Colombia	12%	10%	(9%)	(2%)	6%	(10%)	4%	13%	(8%)
Egypt	4%	8%	7%	13%	(3%)	(4%)	1%	1%	0%
Philippines	21%	7%	2%	N/A	N/A	N/A	N/A	N/A	N/A

2Q10 volume and price summary:
Selected countries
	Domestic gray cement 2Q10 vs. 2Q09			Ready mix 2Q10 vs. 2Q09			Aggregates 2Q10 vs. 2Q09
	Volumes	Prices (USD)	Prices (LC)	Volumes	Prices (USD)	Prices (LC)	Volumes	Prices (USD)	Prices (LC)
Mexico	(5%)	5%	0%	(10%)	8%	3%	(12%)	19%	14%
U.S.	8%	(7%)	(7%)	3%	(13%)	(13%)	(2%)	(1%)	(1%)
Spain	(23%)	(14%)	(6%)	(21%)	(15%)	(7%)	(5%)	(6%)	3%
UK	4%	(10%)	(5%)	(5%)	(9%)	(4%)	1%	(10%)	(4%)
France	N/A	N/A	N/A	2%	(10%)	(2%)	(4%)	(5%)	3%
Germany	5%	(10%)	(2%)	(2%)	(10%)	(2%)	0%	(5%)	3%
Poland	(6%)	(6%)	(6%)	15%	(14%)	(14%)	14%	(6%)	(6%)
Colombia	6%	3%	(8%)	(4%)	2%	(10%)	39%	9%	(4%)
Egypt	3%	6%	6%	14%	(6%)	(5%)	14%	2%	2%
Philippines	23%	8%	3%	N/A	N/A	N/A	N/A	N/A	N/A

Definitions
6M10 / 6M09: results for the first six months of the years 2010 and 2009, respectively.
Cement: When providing cement volume variations, refers to domestic gray cement operations (starting in 2Q10, the base for reported cement volumes changed from total domestic cement including clinker to domestic gray cement)
Operating EBITDA: Operating income plus depreciation and operating amortization
Expansion capital expenditures: consist of expansion spending on our cement, ready-mix, and other core businesses in existing markets
LC: Local currency
Like-to-like percentage variation (l-t-l % var): Percentage variations adjusted for investments/divestments and currency fluctuations
Maintenance capital expenditures: consist of maintenance spending on our cement, ready-mix, and other businesses in existing markets pp: percentage points

Contact information
Investor Relations
▪ In the United States +1 877 7CX NYSE ▪ In Mexico +52 81 8888 4292 ▪ ir@cemex.com
Calendar of Events
October 26, 2010	Third quarter 2010 financial results and conference call
Stock Information
▪ NYSE (ADS): CX ▪ Mexican Stock Exchange: CEMEXCPO ▪ Ratio of CEMEXCPO to CX:10 to 1